EXHIBIT 10 (10)

November 12, 2002

Mr. Stephen W. Bershad
66 Arroyo Hondo Trail
Santa Fe, NM 87508

Dear Mr. Bershad:

        Reference is made to the Employment Agreement, dated October 12, 2000 (the "Employment Agreement"), between Axsys Technologies, Inc. (the "Company") and you.

        The Company desires to extend the Initial Period (as defined in Section 2(a) of the Employment Agreement) until October 12, 2003, subject to the earlier termination of the Initial Period by you in your sole discretion or by the Company, acting through its Board of Directors, in its sole discretion, by 30 days' prior written notice to the other.

        If the foregoing extension of the Initial Period meets with your approval, please indicate your acceptance in the space provided below.

AXSYS TECHNOLOGIES, INC.
	By:	/s/ ANTHONY J. FIORELLI, JR. A member of the Compensation Committee of the Board of Directors
Accepted and Agreed:
/s/ Stephen W. Bershad Stephen W. Bershad